UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2023

HIREQUEST, INC.
(Exact name of registrant as specified in its Charter)

Delaware	000-53088	91-2079472
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Springhall Drive, Goose Creek, SC	29445
(Address of Principal Executive Offices)	(Zip Code)

(843) 723-7400
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	HQI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2023 HireQuest, Inc. (the "Company") and all of its subsidiaries as borrowers (collectively with the Company, the "Borrowers") entered into a Revolving Credit and Term Loan Agreement with Bank of America, N.A. (the "Bank") for a $50,000,000 revolving facility (the “Senior Credit Facility”), which includes a $20,000,000 sublimit for the issuance of standby letters of credit (each a “Letter of Credit”). The Borrowers also have a one-time right, upon at least ten Business Days’ prior written notice to the Bank to increase the maximum amount of the Senior Credit Facility to $60 million.. The Senior Credit Facility replaces the Company's prior $60 million credit agreement with Truist Bank. The Senior Credit Facility provides for certain financial covenants including an Asset Coverage Ratio of at least 1.0:1.0 at all times; maintaining a Total Funded Debt to Adjusted EBITDA Ratio not exceeding 3.0:1.0; and maintaining, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.25:1.0.  Interest will accrue on the outstanding balance of the Line of Credit at a variable rate equal to (a) the BSBY Daily Floating Rate plus a margin between 1.00% and 1.75% per annum. In each case, the applicable margin is determined by the Company's Total Funded Debt to Adjusted EBITDA, as defined in the Credit Agreement. The Senior Credit Facility will mature on February 28, 2028.

The Credit Agreement and other loan documents contain customary representations and warranties, affirmative, and negative covenants, including without limitation, those covenants governing indebtedness, liens, fundamental changes, restricting certain payments including dividends unless certain conditions are met, transactions with affiliates, investments, engaging in business other than the current business of the Borrowers and business reasonably related thereto, and sale/leaseback transactions. The Credit Agreement and other loan documents also contain customary events of default including, without limitation, payment default, material breaches of representations and warranties, breach of covenants, cross-default on material indebtedness, certain bankruptcies, certain ERISA violations, material judgments, change in control, termination or invalidity of any guaranty or security documents, and defaults under other loan documents. The obligations under the Credit Agreement and other loan documents are secured by substantially all of the assets of the Borrowers as collateral including, without limitation, their accounts and notes receivable, intellectual property and the real estate owned by HQ Real Property Corporation.

The Company utilized the proceeds of the Senior Credit Facility (i) first to pay off its existing credit agreement with Truist, (ii) second, to pay off its existing term loan with Truist, and (iii) third, to pay transaction fees and expenses incurred in connection with closing the transactions described above. The Company intends to utilize the proceeds of any loans made under the Senior Credit Facility for working capital, required letters of credit, and general corporate purposes in accordance with the terms of the Senior Credit Facility.

The foregoing summary of the Senior Credit Facility and the transactions contemplated thereby is qualified in its entirety by reference to the text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Senior Credit Facility and the transactions contemplated thereby under Item 1.01 above is incorporated by reference herein in its entirety.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Loan Agreement dated as of February 28, 2023, is among Bank of America, N.A. and HireQuest, Inc. and Subsidiaries
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

HIREQUEST, INC.
(Registrant)

Date: February 22, 2023	/s/ John McAnnar
John McAnnar
Chief Legal Officer, Vice President, and Corporate Secretary